Exhibit 4.61

SHARE PURCHASE AND SHAREHOLDERS AGREEMENT

STERLITE INDUSTRIES (INDIA) LIMITED

(“Sterlite”)

AND

LEIGHTON CONTRACTORS (INDIA) PRIVATE LIMITED

(“LEIGHTON”)

AND

VIZAG GENERAL CARGO BERTH PRIVATE LIMITED

(“VGCB”)

Date: September 17, 2010

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	5
2.	THE COMPANY	9
3.	SHARE CAPITAL AND SHAREHOLDING	9
4.	ACQUISITION OF THE SHARES	10
5.	OBLIGATIONS ON CLOSING	11
6.	ACCESSION	12
7.	FURTHER CAPITALISATION	12
8.	SHAREHOLDING REQUIREMENTS	13
9.	TRANSFER OF SHARES	14
10.	BOARD OF DIRECTORS	16
11.	MEETINGS OF THE BOARD	18
12.	APPOINTMENT OF KEY EXECUTIVES AND BANK ACCOUNTS	19
13.	GENERAL MEETINGS	20
14.	AFFIRMATIVE VOTE	20
15.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	21
16.	INDEMNITY	23
17.	APPOINTMENT OF AUDITOR	23
18.	PREPARATION AND CIRCULATION OF ACCOUNTS AND FINANCIAL INFORMATION	23
19.	TERMINATION	24
20.	RESTRICTION ON ANNOUNCEMENT	24
21.	GOVERNING LAW AND JURISDICTION	24
22.	DISPUTE RESOLUTION	25
23.	NOTICES	25
24.	CONFIDENTIALITY OF INFORMATION	26
25.	MISCELLANEOUS PROVISIONS	27
SCHEDULE 1		31
SCHEDULE 2		32

THIS SHARE PURCHASE AND SHAREHOLDERS AGREEMENT (“AGREEMENT”) is made as of September 17, 2010, BETWEEN

STERLITE INDUSTRIES (INDIA) LIMITED, a company incorporated under the laws of India having its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, TV Puram P.O., Tuticorin 628002, Tamil Nadu, India (hereinafter referred to as the “Sterlite” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the First Part;

AND

LEIGHTON CONTRACTORS (INDIA) PRIVATE LIMITED, a company incorporated under the laws of India and having its registered office at 302-303, 3/F Windsor Building, CST Road, Vidyanagari Marg, Kalina, Santacruz (East), Mumbai-400 098, India (hereinafter referred to as “Leighton” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Second Part;

AND

VIZAG GENERAL CARGO BERTH PRIVATE LIMITED a company incorporated under the laws of India and having its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, TV Puram P.O., Tuticorin 628002, Tamil Nadu, India (hereinafter referred to as “VGCB” which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Third Part.

Sterlite and Leighton shall hereinafter be severally referred to as “Party” and collectively as “Parties”.

WHEREAS:

A.	The Visakhapatnam Port Trust (“Authority”) had invited proposals from pre-qualified bidders to participate in the bidding process for the mechanization of coal handling facilities and upgradation of general cargo berth at outer harbour at the Visakhapatnam Port to cater to 200,000 DWT on design, build, finance, operate, and transfer basis (DBFOT) (“Project”);

B.	Pursuant thereto, the Parties have formed a Consortium (“the Consortium”) and had submitted pre-qualification document and upon pre-qualification, a bid for the Project as a Consortium (“Bid”);

C.	The Consortium has now been selected as the successful bidder and the Authority issued a letter of award dated 1 March 2010 (“LOA”). As required under the terms of the Bid documents and LOA, VGCB, a special purpose vehicle, was incorporated for the implementation, operation and maintenance of the Project. VGCB has signed the Concession Agreement on 10 June 2010 (“Concession Date”) and is the Concessionaire under the CA.

D.	Under the terms of the RFP, each member of the Consortium is required to hold atleast 26% (twenty-six per cent) of the equity share capital of the Concessionaire (being

VGCB) upto the Date of Commercial Operation. Leighton is now purchasing Shares from Sterlite, upon the terms and subject to the conditions contained herein. The Parties are entering into this Agreement in order to set out the rights and obligations of the Parties inter-se, and other matters in connection therewith.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions:

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings. Capitalised words not defined in this Clause, but otherwise in this Agreement, unless the context otherwise requires, shall have the meaning assigned thereto. Capitalised terms not defined in this Agreement shall have the same meaning as ascribed to them in the CA and RFP, unless the context otherwise requires.

“Act” means the Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force;

“Additional Funding” shall have the meaning assigned to it at Clause 7.5 of this Agreement;

“Affiliate” means, with respect to any Party, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Party;

“Agreement” means this Share Purchase and Shareholders Agreement, as amended, supplemented or replaced or otherwise modified in accordance with the provisions contained herein and includes all the Schedules attached hereto;

“Articles” means the Articles of Association of VGCB as amended to reflect the provisions of this Agreement;

“Board” or “Board of Directors” means the Board of directors of VGCB, constituted in accordance with the provisions of the Agreement;

“Board Meeting” means a meeting of the Board of Directors;

“Business Day” means a day of the year other than Saturday and/or Sunday on which scheduled banks are open for business in Tuticorin and Mumbai;

“CA” shall mean the concession agreement dated 10 June 2010 signed by VGCB with the Authority following the issue of a letter of award to the Consortium for the Project by the Authority;

“Chairman” means, as the case may be, chairman of the Board or chairman of VGCB;

“Charter Documents” means the Memorandum of Association and Articles of Association of VGCB, as amended from time to time;

“Clause” means any clause of this Agreement and the meaning of “Clauses” shall be understood accordingly;

“Closing” means completion of the transfer of the Shares to Leighton on the Closing Date;

“Closing Date” means the date as the Parties may mutually agree in writing to complete Closing, but in any event no later than not later than October 8, 2010;

“Control” (together with its grammatical variations when used with respect to any Person) means in relation to a body corporate, the right to exercise, or control the exercise, of, whether directly or indirectly, acting alone or together with another Person, more than 50% of the total voting rights at a general meeting of that body corporate, or the right or power to direct, whether directly or indirectly, acting alone or together with another person, the affairs of that body corporate, including the composition of any board of directors of that body corporate, and, in relation to any Person which is not a body corporate, the right or power to direct, whether directly or indirectly, acting alone or together with another Person, the affairs of that Person;

“Date of Award of Concession” means the date when the Conditions Precedent set out in Article 3 of the CA have either been satisfied or waived by the Party other than the Party responsible for satisfying the same;

“Deed of Adherence” shall be the deed of adherence as set forth in Schedule 2;

“Director” means a director of VGCB;

“Encumbrance (s)” means, as the case may be, any encumbrance including, without limitation (a) any security interest, claim, mortgage, pledge, charge, hypothecation, escrow, custody arrangement, lien, negative lien, lease, title retention, deposit by way of security, beneficial ownership, or any other interest held by a third Person, (b) security interest or other encumbrance of any kind securing, or conferring any privilege or priority of payment in respect of, any obligation of any Person, (c) power of attorney in relation to the shares, voting trust agreement, interest, option or right of pre-emption, right of first offer, right of first refusal, drag-along right or other transfer restriction in favour of any Person, (d) any adverse claim as to title, possession or use;

“Equity Contribution” shall have the meaning assigned to it at Clause 7.1 of this Agreement;

“Group Company” means any company which, directly or indirectly, Controls, is Controlled by, or under common Control of, Vedanta Resources PLC and / or Volcan Investments;

“General Meeting” means a meeting of the Shareholders of VGCB;

“Leighton’s Contribution” shall have the meaning assigned to it at Clause 7.2 of this Agreement;

“Management Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of VGCB, whether through the ownership of voting securities, by contract or otherwise or the power to elect or appoint more than fifty per cent (50%) of the directors, managers, partners or other individuals exercising similar authority with respect to VGCB;

“Person” means any individual, company, corporation, partnership, joint venture, trust, unincorporated organization, government or governmental authority or agency or any other legal entity;

“Project Contracts” means collectively the CA, the EPC Contract, O&M Contract and any other material contract (other than the Financing Documents, the Escrow Agreement, the Substitution Agreement or any commercial agreement with the users) entered into or may hereafter be entered into by VGCB in connection with the Project;

“Purchase Price” shall have the meaning assigned to it in Clause 3.2 of this Agreement;

“Representations and Warranties” means the representations, warranties and undertakings contained in Clause 15;

“Request for Proposal” or “RFP” means the Request for Proposal dated 9 January 2010 issued by the Authority to the applicants short-listed pursuant to the request for qualification and includes any addendum / clarifications issued in respect thereof by the Authority;

“Rs.” means Indian Rupees, the lawful currency of India;

“Shareholder” means any Person who holds Shares of VGCB;

“Shares” means the equity shares of VGCB having face value of Rs.10/- each;

“Statutory Auditor” shall mean the firm set out at Clause 17; and

“Tax” means all forms of taxation, duties, levies, imposts and social security charges, including without limitation capital gains tax, corporate income tax, wage withholding tax, fringe benefit tax, provident fund, employee state insurance and gratuity contributions, value added tax, service tax, customs and excise duties, and other legal transaction taxes, dividend withholding tax, real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction or country;

“Transfer” shall have the meaning assigned to it under the CA. .

1.2.	Interpretation

Except	where the context requires otherwise, this Agreement will be interpreted as follows:

a)	The recitals and Schedules form an integral and operative part of the Agreement;

b)	The singular includes the plural and vice versa;

c)	Headings and the use of bold typeface shall be ignored in its construction;

d)	A reference to a Section or Schedule is, unless indicated to the contrary, a reference to a section in, or schedule to, this Agreement;

e)	References to the word “includes” or “including” are to be construed without limitation;

f)	All references to agreements, documents or other instruments include (subject to all relevant approvals) a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

g)	The words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular section in which such word may be used;

h)	Words importing a particular gender shall include all genders; and

i)	References to any law shall include references to such law as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted.

2.	THE COMPANY

2.1.	Registered Office

The registered office of VGCB shall be situated at SIPCOT Industrial Complex, Madurai Bypass Road, TV Puram P.O., Tuticorin 628002, Tamil Nadu, India and shall be open from Monday to Saturday (inclusive) during the hours of 9 a.m. to 5.30 p.m.

2.2.	Memorandum and Articles of Association

Subject to the provisions of the Act, the Charter Documents shall in all respects reflect the provisions of this Agreement. The Parties hereby agree to take all necessary steps to amend the Charter Documents accordingly.

2.3.	Business of VGCB

VGCB has been set up to implement, operate and maintain the Project and provide the Project Facilities and Services in accordance with the provisions of the CA.

3.	SHARE CAPITAL AND SHAREHOLDING

3.1.	Share Capital

As at the date of this Agreement, the issued, subscribed and paid up equity share capital of VGCB comprises of ten thousand (10,000) Shares of the face value of Rs 10/- each aggregating to Rupees one lakh only (Rs.1,00,000/-).

3.2.	Present Shareholding Pattern

As at the date of this Agreement, the shareholding pattern of VGCB is:

Name of the Shareholder	Percentage Share
Sterlite Industries (India) Limited	99.99%
Vinod Bhandwat	0.001%

Subject to the provisions of this Agreement, Leighton hereby undertakes and agrees to purchase 2600 Shares from Sterlite, aggregating to twenty six per cent (26%) of the equity share capital of VGCB, for a total consideration of Rupees twenty-six thousand only (Rs.26,000/-), (“Purchase Price”), such that post such acquisition, the shareholding pattern of VGCB will be as follows:

Name of the Shareholder	Percentage Share
Sterlite Industries (India) Limited	74%
Leighton Contractors (India) Private Limited	26%

3.3.	All Shares shall rank pari passu in all respects and shall be identical with reference to all the rights and benefits including but not limited to voting rights, rights to dividends, stock splits, bonus issuance and rights issuance.

3.4.	The rights and obligations attached to the Shares and other characteristics of the Shares shall be governed by the Charter Documents of VGCB, and by the terms of this Agreement and such other agreements that may be executed between the Parties.

4.	ACQUISITION OF THE SHARES

4.1.	Leighton agrees to purchase two thousand six hundred (2,600) Shares held by Sterlite, free and clear of all Encumbrances and with all rights attached thereto for the Purchase Price on the Closing Date.

4.2.	On the Closing Date, Leighton shall release the Purchase Price to Sterlite by way of wire transfer (RTGS) in immediately available funds to a bank account of Sterlite as designated by Sterlite.

4.3.	Simultaneous with the release of funds, Sterlite shall hand over to Leighton: (i) the duly registered share certificates; (ii) the duly executed and stamped share transfer forms; and (iii) any other documents in relation to the Transfer that may be applicable.

4.4.

For the purpose of complying with these obligations under this Clause, VGCB and the Parties shall execute all necessary documents as may be required to ensure the full vesting in Leighton of the legal and beneficial title, free of all Encumbrances, to the

Shares purchased by Leighton.

4.5.	Transactions Consummated at Closing

All transactions contemplated under this Agreement on Closing and on the Closing Date shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated.

5.	OBLIGATIONS ON CLOSING

5.1.	On the Closing Date, the Shareholders shall cause VGCB and VGCB shall :

5.1.1.	reconstitute the Board of Directors of the VGCB in accordance with this Agreement;

5.1.2.	hold a meeting of the Board for passing resolutions in relation to the following matters:

(a)	approving the Transfer of Shares from Sterlite to Leighton as contemplated in this Agreement;

(b)	appointment of nominee of Leighton as director on the Board;

(c)	appointment of nominees of Sterlite as directors on the Board;

(d)	proposing the amendments to the Charter Documents (in consultation with Leighton) in order to reflect the provisions of this Agreement; and

(e)	convening General Meeting of VGCB for considering the resolutions set out in Clause 5.1.3 below.

5.1.3.	VGCB shall hold General Meeting at which the following resolutions shall be passed:

a)	amendment of the Charter Documents ; and

b)	appointment of the nominees of Leighton and Sterlite as directors on the Board.

5.1.4.	VGCB shall record the Transfer of Shares from Sterlite to Leighton in the register of members and the appointment of nominees of Leighton and Sterlite in the register of directors. VGCB shall provide the Shareholders with certified copies of extracts from the updated registers of members and registers of directors.

5.2.	VGCB shall make all necessary corporate, secretarial and statutory filings, to be made with the Registrar of Companies, within 30 (thirty) days in relation to any actions that have taken place as per this Clause 5 and shall provide certified true copies of such filings to its Shareholders.

5.3.	Any subsequent amendment to the Charter Documents which would alter the provisions of Article 11 of the CA (Shareholding), shall require the prior approval of the Authority and the Charter Documents shall include a specific provision to this effect.

6.	ACCESSION

6.1.	Accession Instrument

It shall be a condition precedent to the entry of any person on the register of Shareholders after the date of this Agreement in respect of any Share, that such intending shareholder agrees in writing to be bound by the terms and conditions of this Agreement together with the provisions of the Charter Documents by executing a Deed of Adherence.

6.2.	Endorsement of Scrip

Upon the registration of such Person as a Shareholder, VGCB shall endorse all certificates issued to such Person in respect of its shareholding with the following legend:

“The rights of the holder of the shares the subject of this certificate are subject to the provisions of an agreement made the 17th day of September 2010 (and any additions, supplement or amendment to the same) to which the Company and all shareholders are bound either by original agreement or subsequent accession”.

7.	FURTHER CAPITALISATION

7.1.	Based on the cost for the implementation of the Project and desired debt-equity ratio, the Parties agree that VGCB shall need further infusion of funds by way of equity share capital over the next few months (“Equity Contribution”).

7.2.	The Parties agree that Leighton’s responsibility towards the Equity Contribution shall be an amount which is the lower of the following:

7.2.1.	Rs.54 crores (Rupees Fifty-Four Crores); or

7.2.2.	such amount which may be determined by the Parties and validated with the financing documents with the Lenders.

hereinafter	referred to as “Leighton’s Contribution”

Provided that such Leighton’s Contribution shall entitle Leighton to hold 26% of the equity share capital of VGCB at all times.

7.3.	The Parties agree that the Equity Contribution shall be in tranches (“Tranche Payment(s)”). However, the amount, structure, manner and mode of such Tranche Payments shall be finalised between the Parties within forty-five (45) days from the execution of these presents, but in no event later than the Date of Award of Concession. Once the details of the Tranche Payments are finalised, any changes / variations shall be made at the Board level, at a Board meeting where atleast one represenentative of each Pary is present. Further the Board shall have the power to issue the Shares at a premium.

7.4.	It is agreed by the Parties that VGCB shall provide fifteen (15) days written notice to the Parties for drawing down a particular Tranche Payment of the Equity Contribution, the Parties shall be bound to contribute towards that tranche in proportion to their shareholding within the time period specified, so as to ensure that the implementation of the Project is not hindered.

7.5.	Any additional funding in VGCB that may be required to be made in the Project (including but not restricted to any funding requirements on account of an increase in the Project Cost or any cost overrun obligations undertaken in the Financing Documents), over and above the Equity Contribution in terms of Clause 7.1 and subject to Clause 7.2, (“Additional Funding”) shall be made on such terms as may be agreed between the Parties. It being clarified that upon such infusion of the required Additional Funding, Leighton’s shareholding in VGCB (being 26% of the equity share capital of VGCB) shall not be diluted at any time.The Parties further agree that Leighton shall be under no obligation to provide any funds or financial assistance or security either by way of cash, equity, guarantee, or any other medium in relation to the Additional Funding over and above Leighton’s Contribution.

7.6.	The Parties agree that Sterlite shall be responsible for arranging all debt requirements for the Project or for requirements under the business plan or annual budget of VGCB and shall provide all the necessary sponsor support and guarantee in relation to the Project. Leighton shall not be required to provide any sponsor support, guarantee, undertaking or any other security in relation to such debt funding. The terms of such debt funding shall in no way be prejudicial to the interest of Leighton and Leighton should not be responsible or liable for any liability arising out of such debt funding. Sterlite may also undertake funding of the Project requirements by subscription to various non-participating preference capital / other quasi equity instruments which may reduce the overall equity contribution by the Parties (without diluting the Parties’ equity stake)

8.	SHAREHOLDING REQUIREMENTS

8.1.	Each Party shall be liable to and shall cause VGCB to comply with the shareholding requirements as specified in the CA and the RFP issued by the Authority.

8.2.	Pending receipt of the Authority’s prior approval for the Transfer of Shares held by Leighton, and notwithstanding any other provisions of this Agreement, Sterlite shall neither effect nor permit to be effected any actions or dealings so as to prevent Leighton from exercising such right, or fetter such right, to exit from VGCB to the extent permissible under the Project Contracts.

8.3.	Minimum Shareholding

The Parties represent and warrant that they shall ensure that they maintain their equity shareholding in VGCB such that:

a)	Each Party shall continue to hold at least twenty-six per cent (26%) of the equity capital of VGCB until the Date of Commercial Operations;

b)	The Parties shall legally and beneficially hold not less than fifty-one per cent (51%) of the paid-up equity capital of VGCB until three (3) years after the

Date of Commercial Operations, and not less than twenty-six per cent (26%) of the paid-up equity capital of VGCB during the balance Concession Period;

c)	Sterlite shall legally and beneficially hold at any time not less than fifty per cent (50%) of the total paid-up equity capital held by Sterlite and Leighton collectively in VGCB; and

d)	Subject to Clause 8.2, Sterlite shall continue to maintain the shareholding required to be maintained by the Consortium in VGCB as per requirements of CA and RFP and as approved by the Authority from time to time.

8.4.	Notwithstanding anything to the contrary contained herein, any Transfer of Shares and / or direct or indirect change in the Management Control of VGCB, including by way of a restructuring or amalgamation, shall require the prior written approval of the Authority.

Provided, nothing contained in this Clause shall preclude or prevent pledge of Shares in favour of Lenders as security for the Financial Assistance subject to the enforcement and consequent Transfer thereof only with the prior written consent of the Authority as stated hereinbefore and in accordance with the Financing Documents.

8.5.	Further, subject to the prior written approval of the Authority, the Parties agree that Leighton shall be entitled, whether by itself or through its parent company, to charge, pledge, mortgage or other form of encumbrances in respect of all or any part of the Shares held by it with the prior written consent of Sterlite, which consent shall not be unreasonably denied. Sterlite undertakes to provide all necessary assistance and support to Leighton as may be requested by Leighton for the purpose of creating and to give effect to such charge, pledge, mortgage and encumbrances provided that all Shares held by Leighton shall, in the event of a transfer or sale by Leighton to Sterlite, be free from all encumbrances on completion of such sale or Transfer.

9.	TRANSFER OF SHARES

9.1.	Transfer Restrictions

9.1.1.	It is expressly agreed that any Transfer of Shares by a Party shall be subject to the prior written approval of the Authority and the other Party, and shall be upon such terms and conditions as may be agreed between the Parties to this Agreement. Any Transfer of Shares which is contrary to the provisions of this Agreement (including Clauses 8 and 9) shall be null and void ab initio, and VGCB shall not register such Transfer and shall reject any such Transfer made or attempted, suo moto.

9.1.2.	Subject to Clause 8.2 Sterlite shall ensure that it, together with its Affiliates and / or Group Companies shall hold 51% (fifty-one per cent) of the share capital in VGCB till the Date of Commercial Operations. In case of Transfer of Shares or any convertible securities held by Sterlite in VGCB to any of its Affiliates or Group Companie (“Sterlite Transferee(s)”) then such Sterlite Transferree(s) shall acquire the Shares or convertible securities subject to the restrictions under this Agreement.

9.2.	Transfer to Affiliates and / or Group Companies

Notwithstanding Clause 9.1.1, it is clarified that Sterlite shall be entitled to Transfer its Shares or issue convertible securities to any of its Affiliates and / or Group Companies (“Sterlite Transferee”), without any consent from Leighjton, provided that: :

a)	the Authority’s prior written approval is obtained;

b)	Leighton’s shareholding in VGCB is not diluted;

c)	Sterlite shall at all times ensure that the shareholding requirements specified in Clause 8 are met; and

d)	such Sterlite Transferee executes a deed of adherence, in an agreed form.

If the Sterlite Transferee referenced herein at any time ceases to be an Affiliate and / or Group Company, as the case may be, then Sterlite Transferee shall Transfer the concerned Shares or convertible securities back to the Sterlite before ceasing to be an Affiliate and / or Group Company, as the case may be, and Sterlite shall cause and ensure the same, notwithstanding that such Sterlite Transferee has executed a Deed of Adherence.

9.3.	Call Option

a)	Subject to the receipt of the approval of the Authority, the Parties agree and confirm that from the period commencing from the completion of three (3) yearsfrom the Date of Commercial Operations, Sterlite shall have an irrevocable right to call and purchase such number of Shares held by Leighton (“Call Option”) and Leighton shall be obliged to sell its Shares to Sterlite.

b)	Procedure for the exercise of the Call Option

Sterlite shall have the right to exercise its Call Option upon delivery of a seven (7) Business Days notice in writing to Leighton (“Call Option Notice”).

The date, time and venue for the purchase and sale of the Shares pursuant to exercise of the Call Option shall be set out in the Call Option Notice, and shall not exceed thirty (30) Business Days from the date of the Call Option Notice or receipt of approval of the Authority, whichever is later.

9.4.	Put Option

a)	Subject to the receipt of the approval of the Authority, the Parties agree and confirm that from the period commencing from the Date of Commercial Operations, Leighton shall have an irrevocable right to put and sell to Sterlite such number of Shares held by Leighton (“Put Option”) where upon Sterlite shall be obliged to purchase the Shares tendered by Leighton.

b)	Procedure for the exercise of the Put Option

Leighton shall have the right to exercise its Put Option upon delivery of a seven (7) Business Days notice in writing to Sterlite (“Put Option Notice”).

The date, time and venue for the purchase and sale of the Shares pursuant to exercise of the Put Option shall be set out in the Put Option Notice, and shall not exceed 30 (thirty) Business Days from the date of the Put Option Notice or receipt of approval of the Authority, whichever is later.

9.5.	Costs

a)	The Parties agree that the stamp duty payable on any Transfer of Shares between the Parties shall be borne by Sterlite.

b)	The Parties agree that all Taxes, duties (except stamp duty) payable on any Transfer of Shares between the Parties shall be borne by Leighton.

c)	The Parties agree that if any sum payable to Leighton on Transfer of Shares is subject to Tax (whether by way of deduction or withholding tax or direct assessment of Leighton), such amount of Tax shall be to the account of Leighton, and Sterlite shall, within the period prescribed under applicable laws, deliver to Leighton evidence satisfactory to Leighton (including all relevant Tax receipts/Tax deduction certificate in original) that the payment with respect to such Tax has been duly remitted to the appropriate authority to enable Leighton to claim credit in its tax return for this amount so withheld. Further, a deduction at a lower or “nil’ rate may be made if Leighton provides a withholding order issued by the tax authorities to that effect.

9.6.	Subject to (i) the provisions of this Agreement and any other understanding between the parties, and (ii) the receipt of the approval of the Port Authority, the Parties agree that, at any time after the expiry of the Date of Commercial Operations, if Leighton desires to sell any of the Shares held by it, Leighton shall offer its Shares to Sterlite.

Leighton shall send a written notice (“Offer Notice”) to Sterlite, indicating the total number of Shares that are proposed to be sold (“Offer Shares). Sterlite shall be obligated to purchase all the Offer Shares at such terms and principles as agreed between the Parties. The date, time and venue for the purchase and sale of the Shares pursuant to exercise of this option shall be set out in the Offer Notice, and shall not exceed 30 (thirty) Business Days from the date of the Offer Notice or receipt of approval of the Authority, whichever is later.

10.	BOARD OF DIRECTORS

10.1.	Initial Composition of Board of Directors

The Board of Directors shall comprise of four (4) Directors. As long as Leighton holds a minimum of 10 per cent (10%) of the equity paid-up share capital of VGCB, Leighton shall have the right to appoint 1 (one) nominee Director on the Board and the remaining Directors shall be appointed by Sterlite.

It is clarified that the rights contained in this Clause are personal to Leighton and Sterlite and not Transferable. In the event Leighton or Sterlite Transfers the Shares held by it to a third party, these rights shall lapse and shall not be enjoyed by such third party. It is clarified that for the purpose of this Clause, Sterlite shall mean to include its Affiliates.

10.2.	Appointment of Alternates

Each Party shall be entitled to designate, by delivering written notice to the Board, for its Director representatives on the Board an alternate Director named in such written notice who shall act for, and in stead of such original Director.

Every alternate Director shall be entitled to receive notices of meetings of Directors. In the absence of the Director, the alternate Director shall be entitled to attend and vote at any such meeting in the absent Director’s place and exercise full powers, rights and responsibilities of the original Director.

Any decision or action taken by such alternate of the original Director shall be fully binding upon the Party and VGCB as if taken by the original Director of the Board for whom such alternate was acting.

An alternate Director shall vacate his office immediately if the Director for whom he acts as an alternate ceases to be a Director.

10.3.	Appointment of Additional Directors

VGCB shall also have, subject to and in accordance with the consent of the Parties, such number of additional Directors as may be required to comply with Applicable Laws.

10.4.	Appointment of Chairman

Sterlite shall at all times have the power to nominate and have appointed the Chairman of the Board. The Chairman shall not have a second or casting vote.

10.5.	Removal of Directors—Generally

Each Party (but only that Party) shall be entitled to recommend to VGCB the removal of any Director nominated by it and to nominate for appointment another Director in place of the Director so removed. If there arises a vacancy in the office of any Director, the Party who nominated that person (but no other Party) shall be entitled to nominate another person to fill the vacancy. The nominating party shall indemnify VGCB in respect of any claim for compensation for loss of office which may be brought against VGCB by the Director so removed.

In appointing as Director any person nominated as above, the Shareholders shall exercise their voting rights at any General Meeting so as to remove as Director the person so recommended and/or confirm the appointment as Director of the person so nominated.

Persons so appointed shall only hold office until the expiry of the term of the persons whom they replace.

10.6.	Removal of Directors

If the shareholding of Leighton in VGCB falls below 10 per cent (10%) of the total issued capital, any Director nominated by Leighton and appointed on the Board shall resign and Leighton shall forgo all future rights of Board representation.

11.	MEETINGS OF THE BOARD

11.1.	Quorum

Subject to the provisions of the Act and Clause 11, the quorum for a Board Meeting, at the commencement of, and throughout, the Board Meeting, shall be one-third of the total number of Directors for the time being or two Directors, whichever is higher, and shall comprise of at least one Director nominated by Sterlite and one Director nominated by Leighton.

11.2.	Convening of Meetings

A Director may at any time and the secretary of VGCB shall on requisition of a Director convene a Board Meeting by notice in writing of fourteen (14) days or such other period as all Directors may agree, provided always that a Board Meeting may be convened by a notice shorter than fourteen (14) days with prior consent in writing of all the Directors. Such notice shall contain a detailed agenda of the business to be transacted at the meeting and a statement of any resolutions to be put at the Board Meeting and copies of all relevant papers connected therewith and/or proposed to be placed before or tabled before the Board.

11.3.	Adjourned Meetings

If within half an hour after the time appointed for the holding of a Board Meeting, a quorum is not present, the Board Meeting shall be adjourned to the same place and time seven (7) days later. Each Party shall be notified immediately by facsimile message or e-mail of such adjournment.

If at such adjourned Board Meeting, a quorum is not present within half an hour of its commencement,

(a)	for all matters on the original agenda, save and except a matter set out in Schedule 1 of this Agreement, any two (2) Directors present shall constitute a quorum for the purposes of the transaction of the business of that Board Meeting. It is clarified that such quorum present at the adjourned Board Meeting shall be entitled to proceed with, and vote on, the matters set out in the original agenda;

(b)	for matters set out in Schedule 1 of this Agreement and included in the original agenda, it will be deemed that a Deadlock has arisen in relation to such matters and the procedure set out in Clause 14.2 shall be applicable.

It is clarified that the rights contained in this Clause are personal to Leighton and not Transferable. In the event Leighton Transfers the Shares held by it to a third party, these rights shall lapse and shall not be enjoyed by such party.

11.4.	Meetings by Circular Resolution

Subject to the provisions of Section 292 and other applicable provisions of the Act which require a physical meeting of directors in relation to certain matters, if all the Directors have signed a document, which for these purposes may be a facsimile transmission or e-mail, containing a statement that the matter has been approved by a majority of the

Directors entitled to vote thereon provided always that any resolution by circulation in respect of any of the matters referred to in Schedule 1 of this Agreement shall require the affirmative vote of Leighton, a resolution in those terms shall be deemed to have been passed at a meeting of the Directors held at the date and at the time at which the document was last signed by a Director. For the purposes of this Clause, two or more separate documents containing statements in identical terms, each of which is signed by one or more Directors, shall together be deemed to constitute one document containing a statement in those terms signed by those Directors on the respective days on which they sign separate documents.

11.5.	Voting

Unless otherwise required by Applicable Law and subject to the provisions of Clause 14, all decisions to be taken at a Board Meeting shall be taken by a simple majority of the Directors who are present and entitled to vote (i.e., votes cast in favour of a resolution exceed votes cast against).

11.6.	No Casting Vote of Chairman

The Chairman shall not have a second or casting vote.

11.7.	Travel Expenses

Unless otherwise agreed, VGCB shall bear and pay such reasonable travel and accommodation expenses as may be incurred by the Directors for the purpose of traveling to and attending Board Meetings.

11.8.	Frequency of Meetings

Without limitation to a Director’s ability to convene a meeting at any time pursuant to Clause 11.2, the Directors shall meet at least quarterly and otherwise as may be mutually agreed upon from time to time.

11.9.	Minutes of the Meetings

Minutes of each Board Meeting (and of any committee of the Board) shall be taken in English and kept by VGCB in accordance with Applicable Law.

11.10.	Committees of the Board

Subject to the provisions of the Act, the Directors may delegate any of their powers to a committee or committees consisting of either Directors, management personnel or a combination of both.

12.	APPOINTMENT OF KEY EXECUTIVES AND BANK ACCOUNTS

12.1.	Appointments

Sterlite shall recommend for appointment by VGCB suitable management personnel, including a Chief Executive Officer and Chief Financial Officer for the effective administration of the affairs and business of VGCB.

The Parties agree that the appointment of the CEO, CFO and other key managerial officers of VGCB shall be made in consultation with Leighton.

The Parties shall procure that all necessary formalities and corporate procedures are undertaken to formalise the appointment of persons nominated pursuant to this Clause.

12.2.	Authority Guidelines

The Board shall, in respect of the offices referred to in Clauses 12.1, formulate and publish authority guidelines which shall describe the nature and the scope of authority of each of those offices. Such guidelines shall be incorporated in and form part of the service contracts entered into between VGCB and the occupants of those offices.

13.	GENERAL MEETINGS

13.1.	Convening of General Meetings

The Board may at any time it considers fit and shall upon a written requisition of any shareholder holding ten per cent (10%) or more of the issued voting capital of VGCB convene a general meeting of VGCB by notice in writing of twenty one (21) days or such other period as all Shareholders may agree. Such notice shall contain a detailed agenda of the business to be transacted at that General Meeting and a statement of any resolutions to be put at the General Meeting, together with copies of all relevant papers connected therewith and/or proposed to be placed before or tabled at the General Meeting.

13.2.	Quorum

The quorum for all General Meetings shall include at least one authorised representative of Sterlite and Leighton each at the commencement of, and throughout, the General Meeting.

13.3.	Adjourned Meetings

If within half an hour after the time appointed for the holding of the General Meeting, a quorum is not present, the General Meeting shall be adjourned to the same time and at the same place seven (7) days later and each Shareholder shall be notified immediately by facsimile message or e-mail of such adjournment. If within thirty (30) minutes of commencement of such adjourned General Meeting, a quorum in accordance with Clause 13.2 is not present, the Shareholders present at that time shall constitute a quorum and will be entitled to proceed with, and vote on, the matters set out in the agenda.

13.4.	Appointment of Chairman

The Chairman of the General Meeting shall be elected / appointed by the Board from time to time.

14.	AFFIRMATIVE VOTE

14.1.	Matters reserved

Notwithstanding anything to the contrary contained herein, but subject to Clause 11.3, as long as Leighton holds a minimum of 10 per cent (10%) of the equity paid-up share capital of VGCB, all decisions of VGCB in the matters set out in Schedule 1 (whether at a Board Meeting, meeting of a committee of the Board, General Meeting or otherwise) shall require the consent of at least one (1) Director nominated by each of Leighton and Sterlite. Such matters shall be first proposed in the Board Meeting, and upon receipt of approval thereof by the Board, the same shall be referred to the Shareholders, if so required, under the Act.

It is clarified that the rights contained in this Clause are personal to Leighton and not Transferable. In the event Leighton Transfers the Shares held by it to a third party, these rights shall lapse and shall not be enjoyed by such party.

14.2.	Deadlock

If there is a deadlock whether at the Board level (“Deadlock”), either Party may issue a notice to the other Party stating that a Deadlock has emerged and specify the agenda and reasons thereof on which such Deadlock has emerged (“Deadlock Notice”). It is clarified that the Party giving such Deadlock Notice shall be under no obligations to justify the Deadlock in the Deadlock notice.After the issuance of the Deadlock Notice, the Parties shall nominate senior representatives at such level as may be proposed by the Parties (“Senior Management”) for an amicable resolution of the Deadlock within 15 (fifteen) working days of the date of Deadlock Notice. The joint decision of the Senior Management shall be final and binding on the Board and the Shareholders.

15.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

15.1.	The Parties represent, warrant, assure, declare, confirm, covenant and undertake what has been stated and/or contained herein are reasonable under the circumstances.

15.2.	Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranties or any other term of this Agreement, which is not expressly referenced to the Representations and Warranties concerned.

15.3.	Each Party to this Agreement hereby represents and warrants to each of the other Parties that:

a)	it is duly organised, validly existing and is validly incorporated under the laws of India and hereby expressly and irrevocably waives any immunity in any jurisdiction in respect of this Agreement or matters arising thereunder including any obligation, liability or responsibility hereunder;

b)	it has full power and authority to execute, deliver and perform its obligations under this Agreement and that that the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such Party;

c)	this Agreement constitutes the legal, valid and binding obligation of that Party, enforceable against it in accordance with the terms hereof;

d)	there are no actions, suits or proceedings pending or to its best knowledge, threatened against or affecting it before any court, administrative body or arbitral tribunal which might materially and adversely affect its ability to meet or perform any of its obligations under this Agreement and the Project Contracts;

e)	it has the financial standing and capacity to perform its obligations in accordance with the terms of this Agreement and the Project Contracts;

f)	the execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under, or accelerate performance required by any of the terms of its memorandum of association and articles of association or any applicable laws or any covenant, contract, agreement, arrangement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected;

g)	it has no knowledge of any violation or default with respect to any order, writ, injunction or decree of any court or any legally binding order of any Government Authority which may result in any Material Adverse Effect under the Project Contracts on its ability to perform its obligations under this Agreement and the Project Contracts and no fact or circumstance exists which may give rise to such proceedings that would adversely affect the performance of its obligations under this Agreement and the Project Contracts;

h)	it has complied with Applicable Laws in all material respects and has not been subject to any fines, penalties, injunctive relief or any other civil or criminal liabilities which in the aggregate have or may have a Material Adverse Effect on its ability to perform its obligations under this Agreement;

i)	no representation or warranty by it contained herein or in any other document furnished by it to the Authority including the Bid or to any Government Authority in relation to Applicable Permits contains or will contain any untrue or misleading statement of material fact or omits or will omit to state a material fact necessary to make such representation or warranty not misleading;

j)	no sums, in cash or kind, have been paid or will be paid, by it or on its behalf, to any person by way of fees, commission or otherwise for securing the Concession or entering into this Agreement or for influencing or attempting to influence any officer or employee of the Authority in connection therewith;

k)	agrees that the execution, delivery and performance by it of this Agreement and all other agreements, contracts, documents and writings relating to this Agreement constitute private and commercial acts and not public or governmental acts;

l)	consents generally in respect of the enforcement of any judgement against it in any proceedings in any jurisdiction to the giving of any relief or the issue of any process in connection with such proceedings;

m)	undertakes to provide such assistance to VGCB as may be required and agreed to by the Parties, so as to enable VGCB to implement, operate and maintain the Project; and

n)	covenants and undertakes that it will do all such acts (including exercise of its rights as a Shareholder or otherwise) as may be required or necessary to give full effect to the terms of this Agreement and the Project Contracts.

16.	INDEMNITY

16.1.	Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Project and the Project Contracts and RFP, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless and keep indemnified, defended and harmless, the other Party, their respective directors, officers, representatives, employees and agents (collectively, the “Indemnified Persons”) from and against any and all losses, claims, demands, actions, proceedings, costs or expenses asserted by a third party against or incurred by the Indemnified Persons, as a result of, arising from, or in connection with or relating to:

a)	a breach or non-performance by the Indemnifying Party of its obligation under this Agreement, the Project, the Project Contracts and / or the RFP; or

b)	any breach or inaccuracy of any representation, warranty, covenant or agreement made or failure to perform (whether in whole or part) any obligation required to be performed by the Indemnifying Party (either in its own name or in the name of the other Party and its Affiliates) pursuant to or under this Agreement, the Project, Project Contracts and / or the RFP or directions given by the Authority.

16.2.	Any claim for indemnity pursuant to this Agreement, the Project and the Project Contracts shall be made by the Indemnified Persons by notice in writing to the Indemnifying Party.

17.	APPOINTMENT OF AUDITOR

The Parties acknowledge that the existing statutory auditor of VGCB is Deloitte Haskins and Sells (“Statutory Auditor”), and agree that this appointment of the auditors is acceptable to them.

18.	PREPARATION AND CIRCULATION OF ACCOUNTS AND FINANCIAL INFORMATION

18.1.	Maintenance of Accounting Records

VGCB shall prepare and maintain accounts and records of its financial transactions in accordance with applicable Indian and international accounting standards.

18.2.	Annual Audit

The books of accounts and other financial records and information of VGCB shall be audited once a year by the Statutory Auditor. The cost of such audit shall be borne by VGCB as a recurring operating expense.

18.3.	Financial Year

The financial year of VGCB shall commence on 1 April in any one year and conclude on 31 March in the following year.

18.4.	Information Rights

18.4.1	Sterlite shall cause and ensure VGCB to deliver to Leighton the following information pertaining to VGCB:

(i)	the annual business plan; and

(ii)	the annual construction plan or the annual operations plan as the case may be.

VGCB shall ensure that the items set out in Clause 18.4 (i) and (ii) above along with any proposed material changes thereto would be intimated to Leighton in advance and in prior consultation with them.

19.	TERMINATION

This Agreement is become effective from the date of execution of these presents and shall continue in full force and effect until:

19.1.	terminated by mutual agreement of the Parties; or

19.2.	at least one Party ceases to be a Shareholder of VGCB; or

19.3.	the termination of the CA.

20.	RESTRICTION ON ANNOUNCEMENT

Each of the Parties undertakes that it will not (save as required by law or by any regulatory body to whose rules any of the Party is subject) make any announcement in connection with this Agreement unless the other Party shall have given their respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in specific case or cases and may be subject to conditions).

21.	GOVERNING LAW AND JURISDICTION

21.1.	Governing Law

This Agreement shall be governed by, interpreted and construed in accordance with the laws of India.

21.2.	Jurisdiction

Subject to Clause 22, shall be subject to the exclusive jurisdiction of competent Courts of Tuticorin.

22.	DISPUTE RESOLUTION

22.1.	Submission to arbitration

In the event of any dispute, controversy or difference (“Dispute”) of whatever nature, arising under, out of, in connection with or relating to the enforcement, performance or the terms and conditions of this Agreement or any provision thereof, including any purported termination, such Dispute shall be settled through good faith negotiation amongst the parties to such Dispute. In the event that such Dispute cannot be resolved by negotiation within thirty (30) days of the Dispute having arisen, such Dispute shall be referred to binding arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modification or re-enactment thereof for the time being in force.

22.2.	Place and language

The place of arbitration and the seat of arbitral proceedings shall be Mumbai, Maharashtra, India. Any arbitral proceeding begun pursuant to any reference made under this Agreement shall be conducted in English language. The arbitration shall be concluded within three [3] months of the date of reference of the dispute to arbitration. The decision of the arbitrator or the majority of the arbitrators shall be rendered in writing and shall be final and binding upon the Parties. The costs, charges and expenses of the arbitration shall be at the discretion of the arbitrator or arbitrators and wherenot expressly specified in the award of the arbitrators will be borne equally by the Parties.

22.3.	Appointment of the Arbitral Tribunal

The arbitral tribunal shall be composed of three (3) arbitrator(s) if the Parties so agree. There shall be three arbitrators, one appointed by each Party and a third selected by the two arbitrators so appointed. Failing such agreement within a period of ten (10) days from the end of the conciliation process provided for in Clause 22.1 hereof, a sole arbitrator shall be appointed in accordance with the provisions of the Applicable Law.

23.	NOTICES

23.1.	Any notice and other communications provided for in this Agreement shall be in writing and shall be first transmitted by facsimile transmission or by postage prepaid registered post with acknowledgement due or by internationally recognized courier service, in the manner as elected by the Party giving such notice:

(a)	In the case of notices to Sterlite:

Address : SIPCOT Industrial Complex, Madurai Bypass Road, TV Puram P.O., Tuticorin 628002, Tamil Nadu, India Fax Number : +914612340203 For Attn. : Mr. Rajiv Choubey

(b)	In case of notices to Leighton:

Address : No. 302/ 303, Windsor Building, CST Road, Kalina, Santa Cruz East, Mumbai- 400 098 Fax Number : +912267190199 For Attn. : Ms. Amita Chatterjee

23.2.	All notices shall be deemed to have been validly given on (i) the Business Day immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the expiry of seven (7) Business Days after posting if sent by registered post with acknowledgement due, or (iii) the business date of receipt, if sent by courier.

23.3.	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other not less than fifteen (15) Business Days prior written notice.

24.	CONFIDENTIALITY OF INFORMATION

24.1.	Each Party shall exercise a high degree of care to prevent the unauthorized dissemination, disclosure or use by such Party, other than as expressly provided herein, of any confidential information of another Party and/or of VGCB to which such Party may have access and, except as expressly provided for in this Clause, shall not make or allow any disclosure of the confidential information to any other Person.

24.2.	Confidential information shall not include information which:

(a)	was known to the receiving Party at the time it was submitted; or.

(b)	is, or becomes, publicly known, through no wrongful act of the receiving Party, or any Affiliate, agent or consultant or employee of the receiving Party; or

(c)	is received by the receiving Party from a third person without similar restrictions; or

(d)	is approved for release by written authorisation of the disclosing Party; or

(e)	is shown to have been independently developed by the receiving Party without the use of the information disclosed by the other Party hereunder; or

(f)	is furnished by the disclosing Party to a third person without a similar restriction on the third person’s rights.

24.3.	A Party may make disclosure of confidential information:

(a)	to any of its employees, management, Affiliates and agents, to the extent their function requires them to have the confidential information; or

(b)	to legal advisors, auditors, professional advisors and consultants of the concerned party on a need-to-know basis;

(c)	in the course of legal proceedings, or to a governmental agency or entity, or to the public if such disclosure is necessary under Applicable Laws or regulations;

24.4.	In all such cases where disclosure is made under Clause 24.3(c), that Party shall give written notice to the other Party prior to making such disclosure.

24.5.	The provisions of this Clause shall apply throughout the term of this Agreement and shall survive termination hereof.

25.	MISCELLANEOUS PROVISIONS

25.1.	Relationship of the Parties

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

25.2.	Successors and Assigns

Subject to Clause 9 of this Agreement, this Agreement shall not be capable of assignment by either Party.

25.3.	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements and discussions (whether oral or written, including all correspondence) if any, between them relating to the subject matter hereof.

25.4.	Amendment

It is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

25.5.	Effect

All of the provisions of this Agreement shall remain in full force and effect until the Agreement has been terminated in accordance with the provisions hereof.

25.6.	Survival of Obligations

Any cause of action which may have occurred in favour of either Party or any right which is vested in either Party under any of the provisions of this Agreement during the subsistence of this Agreement as a result of any act, omission, deed, matter or thing done or omitted to be done by either Party shall survive the termination of this Agreement.

25.7.	Severability

If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

The Parties shall negotiate, in good faith, a valid, legal and enforceable provision in lieu of such provision, which most nearly reflects the Parties’ intent and circumstances at the time entering into this Agreement. The Parties shall make all reasonable efforts and take all necessary actions to replace any illegal or unenforceable provision of this Agreement with a legal and enforceable substitute provision, and if the need arises, the Parties shall execute a new agreement.

25.8.	Time of Essence

Any time or period in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

25.9.	Further Assurances

The Parties shall do, and shall use their respective reasonable endeavors to procure that any necessary third parties shall do, execute and permit all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require to carry the provisions of this Agreement into full force and effect.

25.10.	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

25.11.	Costs:

Each Party to this Agreement shall pay its own costs of and incidental to this Agreement.

25.12.	Waiver of Rights

All waivers under this Agreement must be in writing, and failure or delay at any time by a Party to require the other Party’s performance of any obligation or to exercise any right or remedy under this Agreement shall not affect the right of the first-named Party subsequently to require performance of that obligation or to exercise such right or remedy. No waiver by a Party of any breach of any provision of this Agreement or of a failure or failures by the other Party to perform any provision of this Agreement shall be construed or shall operate as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of such provision or as a waiver in respect of any other or further failure whether of a like or different character. Each Party’s rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS THE DAY AND YEAR HEREUNDER WRITTEN

Date:- 17.09.2010 (September 17, 2010)

Place:- Tuticorin

Signed and delivered

for and on behalf of:

Sterlite Industries (India) Limited by:

1.	/s/ Vinod Bhandawat
Name:	Vinod Bhandawat
Designation:	CFO

2.	/s/ Rajiv Choubey
Name:	Rajiv Choubey
Designation:	COMPANY SECRETARY HEAD LEGAL

Signed and delivered

for and on behalf of:

Leighton Contractors (India) Private Limited by:

1.	/s/ Ameeta Chatterjee
Name:	Ameeta Chatterjee
Designation:	GM—INVESTMENT & ACQUISITION

Signed and delivered

for and on behalf of:

Vizag General Cargo Berth Private Limited by:

1.	/s/ Pratap Rane
Name:	Pratap Rane
Designation:	VP(Projects)

2.
Name:
Designation:

WITESSES

Witnessed by:

1.	/s/ G. Venkatram
Name:	G. Venkatram
Designation:	Associate Manager—Legal

2.	/s/ Tanay S. Nair
Name:	Tanay S. Nair

Designation:	Business Analyst

SCHEDULE 1

Matters for Affirmative Vote Rights

1.	Any change in the capital structure of VGCB (i.e any consolidation, sub-division, reconstruction or conversion of VGCB share capital.)

2.	Issue by VGCB of any shares to any third party, except already agreed between Sterlite and Leighton.

3.	Amendments to or waivers of the memorandum of association or articles of association which adversely affect the rights of LEIGHTON (including, without limitation, change in the number of members of the board of directors of VGCB);

4.	Commencement of any new line of business outside the scope of the Project except in the ordinary course of business of VGCB;

5.	The acquisition, sale, transfer or other disposal of any assets of VGCB, including any, fixed and/or movable assets, financial assets and intellectual property rights, except as provided for in the scope of the Project or or in the ordinary course of business of VGCB;

6.	Mergers, amalgamations, de-mergers, voluntary dissolution, liquidation, winding up, reconstruction, of VGCB of any nature;

7.	Any change in any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of any of the equity shares of VGCB;

8.	Entering into any joint venture or partnership or collaboration with any person other than in the ordinary course of business or the setting up or establishment of any subsidiary of VGCB;

9.	Any significant change to the accounting policies employed by VGCB or any of its subsidiaries except in the ordinary course of business;

10.	Distribution of dividends and reserves of VGCB;

11.	The creation of a branch or a subsidiary by VGCB, whether or not it is intended to handle the same business as the business of VGCB, or the acquisition of shares in other companies by VGCB;

12.	Any buy back of securities or initial or follow up public offering of any shares or other securities of VGCB.

SCHEDULE 2

FORM OF DEED OF ADHERENCE

THIS DEED is dated the [•] day of [•] 20[••] and made:

BETWEEN

[•] of [•] (the “New Shareholder”);

[•] of [•] (the “Transferor”);

[•] of [•] (the “Continuing Shareholders”); and

THIS DEED IS SUPPLEMENTAL to the shareholders agreement executed on [insert date], between the Transferor, Vizag General Cargo Berth Private Limited (“Company”) and the Continuing Shareholders (the “Shareholders Agreement”).

BACKGROUND:

(A)	The Transferor, the Company and the Continuing Shareholders have entered into the Shareholders Agreement dated [•] (“Shareholders Agreement”).

(B)	[Pursuant to an [•] agreement, the Transferor has transferred its [•] Shares to the New Shareholder.] OR [The New Shareholder has become entitled to a transfer of [•] Shares from the Transferor.]

(C)	It is a term of the Shareholders Agreement that no Transfer of Shares shall be effected unless the transferee shall have first entered into a deed in the form of this deed.

NOW THEREFORE THIS DEED OF ADHERENCE WITNESSETH AS FOLLOWS:

In consideration of the Transferor having transferred its [•] Shares to the New Shareholder and in consideration of having agreed to such transfer:

1.	The New Shareholder hereby confirms that a copy of the Shareholders Agreement and the Articles of Association of the Company have been made available to it and hereby covenants with the Continuing Shareholders and the Company to observe, perform and be bound by all the terms which are applicable to the New Shareholder and the New Shareholder shall be deemed, with effect from the date on which the New Shareholder is registered as a member of the Company, to be a Party to the Agreement and to be bound by all the terms thereof as they applied to the Transferor and as if the New Shareholder had executed the Agreement instead of the Transferor.

2.	The New Shareholder hereby covenants that it shall do nothing that derogates from, or obstructs the application and operation of, the provisions of the Shareholders Agreement or the Articles of Association. Further, and in addition to the above, the New Shareholder covenants that it shall facilitate and aid the application of the Shareholders Agreement to itself, the Continuing Shareholders, and the Company.

3.	The New Shareholder represents and warrants to the Continuing Shareholders and the

Company that:

(a)	[It is a corporate entity has been duly incorporated and organized, and validly exists, under the laws of the jurisdiction of its incorporation.] OR [He/she (1) has full legal capacity to (A) own his assets and carry on his business as it is being conducted and (B) enter into this Deed and Project Agreements, fully understands the content of this Deed and each such Project Agreements; and (2) has obtained legal advice and regulatory/governmental consents if required, with respect to such Deed and Project Agreements prior to the execution thereof.]

(b)	It has the legal right and full corporate power and authority, and has been duly authorised by all necessary corporate action on the part of its board of directors and/or shareholders, as the case may be, to execute, deliver and perform the Deed and Project Agreements to which it is a party.

(c)	The execution of this Deed, and the performance or the conditions and obligations there under constitute legally valid and binding obligations of the New Shareholder, enforceable against it in accordance with the terms contained therein.

(d)	No Authorisation is required in connection with the execution, delivery and performance by it of this Deed and the Project Agreements.

(e)	The execution, delivery and performance by it of this Deed and the Project Agreements do not and will not:

(i)	[constitute a breach or constitute a default under its constitutional documents where it is a corporate entity;]

(ii)	result in a breach of, or constitute a default under, any agreement, instrument, arrangement or understanding to which it is a party or by which it is bound; or

(iii)	result in a violation or breach of or default under any Applicable Law or of any order, judgement or decree of any Governmental Authority to which its is a party or by which it is bound.

Capitalised terms not defined herein shall have the meaning ascribed to them in the Shareholders Agreement.

This Deed of Adherence shall be governed in all respects by the laws of India.

Executed as a DEED the day and year first before written.

By:

Title:

For the New Shareholder

By:

Title:

For the Transferor

By:

Title:

For the Continuing Shareholders